Exhibit 10.1

December 16, 2015

Hooker Furniture Corporation
440 E. Commonwealth Blvd.
Martinsville, VA 24112

Attention:  Paul A. Huckfeldt
Senior Vice President-Finance and Accounting
And Chief Financial Officer

$90,000,000.00 Senior Credit Facility

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America” or the “Bank”) that Hooker Furniture Corporation (“you” or the “Borrower”) seeks financing of $90,000,000.00 senior credit facilities (the “Senior Credit Facility”), as more fully described in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”), in connection with your acquisition (“Acquisition”) of certain assets of Home Meridian International, Inc. and HM Numeria Co. (collectively, the “Selling Company”).  Bank of America is pleased to offer its commitment to provide the Senior Credit Facility (the “Commitment”), upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms.

Certain Funds Provision:  Bank of America’s commitment to fund the Senior Credit Facility on the Closing Date is subject solely to use of the loan proceeds for the each “Purpose” and the conditions precedent set forth the Summary of Terms including but not limited to the Borrower making all representations and warranties set forth or referred to in the Summary of Terms, and upon satisfaction (or waiver by us) of such conditions, the initial funding of the Senior Credit Facility shall occur on the Closing Date (it being understood that there are no conditions (implied or otherwise) to the commitment hereunder in respect of the initial funding, including compliance with the terms of this Commitment Letter or the Loan Documents, other than those expressly set forth or referred to in the Summary of Terms.  Notwithstanding anything in this Commitment Letter or the Loan Documents or any other agreement or undertaking related to the Senior Credit Facility to the contrary:

(a) the only representations relating to the Selling Company and its businesses and assets, the accuracy of which shall be a condition to the availability of the Senior Credit Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Selling Company and its respective subsidiaries in the Asset Purchase Agreement between the Selling Company and you (the “Purchase Agreement”) as are material to the interests of the Bank, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below),

and

(b) the terms of the definitive documentation for the Senior Credit Facility shall be in a form such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the conditions precedent set forth or referred to in the section headed “Conditions Precedent to Closing” of the Summary of Terms are satisfied.  It is understood that (A) other than as set forth in clauses (B) and (C) below, to the extent any Collateral cannot be delivered, or a security interest therein or lien thereon cannot be created or perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or creation and perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein or lien thereon created and perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by you and the Bank acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral (as defined below), your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Bank and to authorize the Bank to file such UCC financing statements upon or following the Closing Date and (C) with respect to perfection of security interests in the life insurance policy collateral, your sole obligation shall be to deliver, or cause to be delivered, to the Bank the life insurance policies and assignments of them duly executed by the owner of each policy and to authorize the Bank to file the assignments with the respective insurers upon or following the Closing Date.

For purposes of this Commitment Letter:

“UCC Filing Collateral” means Collateral consisting of the assets of the Borrower for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, and

“Specified Representations” means the representations and warranties of Borrower set forth in the Loan Documents relating to corporate existence; power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Loan Documents; the enforceability of the Loan Documents; Federal Reserve margin regulations; the PATRIOT Act; laws applicable to sanctioned persons, including persons sanctioned by the U.S. Department of Treasury’s Office of Foreign Assets Control, and the Foreign Corrupt Practices Act (as to use of proceeds); the Investment Company Act; no conflicts between the Loan Documents and the Borrower’s organization documents or material applicable law; no conflicts with the Purchase Agreement; solvency; and, subject to the limitations set forth in (b) above, creation, validity, perfection and priority of security interests.

By executing this Commitment Letter, you agree to reimburse Bank of America from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) legal fees and (b) due diligence expenses) incurred before or after the date of this Commitment Letter in connection with the Senior Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, whether or not the Senior Credit Facility is consummated.

You agree to indemnify and hold harmless Bank of America and each of its affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

This Commitment Letter is confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms but specifically excluding any fee information) after your acceptance of this Commitment Letter, (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (b) on a confidential basis to the Selling Company and its advisors in connection with the Acquisition.

Bank of America hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Bank of America is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America to identify you in accordance with the Act.

You acknowledge that Bank of America or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Bank of America agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information.  Bank of America further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that Bank of America is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that:  (a)  (i) the services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America, on the other hand, (ii) you have consulted your own legal, accounting, regulatory, investment and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) Bank of America has no obligation to you or any of your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America has no obligation to disclose any of such interests to you or any of your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the six immediately preceding paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America hereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter by fax transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.  You and Bank of America hereby irrevocably waive any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby and thereby or the actions of Bank of America in the negotiation, performance or enforcement hereof and there are no separate oral agreements or verbal commitments among the parties.  The commitments and undertakings of Bank of America may be terminated by the Bank if you fail to perform your obligations under this Commitment Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) embodies the entire agreement and understanding among Bank of America, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the Commitment of Bank of America are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties.  This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America hereunder will expire at 5:00 p.m. (eastern standard time) on January 5, 2016 unless you execute this Commitment Letter and return it to us prior to that time (which may be by fax transmission or other electronic mail transmission), whereupon this Commitment Letter (including the Summary of Terms) (which may be signed in one or more counterparts) shall become a binding agreement.  Thereafter, all commitments and undertakings of Bank of America hereunder will expire on February 15, 2016, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

We are pleased to have the opportunity to work with you in connection with the Senior Credit Facility.

Very truly yours, BANK OF AMERICA, N.A.

By:	/s/ Jundie Cadiena
Name:	Jundie Cadiena
Title:	Senior Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

Hooker Furniture Corporation

By:	/s/ Paul B. Toms, Jr.
Name:	Paul B. Toms, Jr.
Title:	Chairman and Chief Executive Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
HOOKER FURNITURE CORPORATION
$90,000,000.00 SENIOR CREDIT FACILITY

Borrower:	Hooker Furniture Corporation, a Virginia Corporation, together with any subsidiaries and affiliates now existing or hereafter created (the “Borrower”).

Lender:	Bank of America, N.A. (the “Bank”).

Senior Credit Facility:	An aggregate principal amount of up to $90,000,000.00 will be available through the following facilities:

Revolving Facility: $30,000,000.00 revolving facility (the “Revolving Facility”), which will include a $4,000,000.00 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”).

Acquisition Term Facility: $41,000,000.00 term loan facility (the “Acquisition Term Facility”).

COLI Term Facility: term loan facility in an amount equal to the lesser of $19,000,000.00 or 95% of the total cash value of the aggregate life insurance policy collateral (the “COLI Term Facility”).

The Revolving Facility, the Acquisition Term Facility and the COLI Term Facility are collectively referred to herein as the “Senior Credit Facility”.

Purpose:
The proceeds of the Senior Credit Facility shall be used by Borrower to pay a portion of the purchase price for the Acquisition, to refinance existing indebtedness, to issue standby or commercial letters of credit, and to finance ongoing general corporate purposes not in contravention of any law or of any Loan Document (as hereinafter defined).

Closing Date:	The execution of definitive Loan Documents (as hereinafter defined) and consummation of the Acquisition, anticipated to occur on or before February 15, 2016 (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity/ Repayment:	The Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date (the “Revolving Facility Maturity Date”).

The Revolving Facility shall be repaid in monthly payments of interest, with a final payment of all amounts outstanding due on the Revolving Facility Maturity Date.

The Acquisition Term Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date.

The COLI Term Facility shall be repaid in monthly payments of accrued interest only, with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date.

All payments of principal and interest under the Revolving Facility and the Term Facility shall be made via automated debit of the Borrower’s checking account with the Bank.

Availability/Scheduled Amortization:
Revolving Credit Facility:  Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

The Acquisition Term Facility shall be repaid in monthly payments of $488,095.24 (1/84th of the original principal amount) plus accrued interest (the “Scheduled Amortization”), with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date.

The COLI Term Facility shall be repaid in monthly payments of accrued interest only, with the final payment of all amounts outstanding, plus accrued interest, being due 5 years after the Closing Date.

Prepayment Fee:
For any period that any facility under the Senior Credit Facility is bearing interest at a rate that can fluctuate daily, the Borrower may prepay principal in whole or in part such facility without any prepayment fee. During any period that the interest rate is fixed for a specified interest period, any prepayment prior to the last day of the interest period (whether by acceleration or otherwise) will result in a prepayment fee. The calculation of the prepayment fee shall include any loss or expense which the Bank may incur or sustain as a result of the prepayment, including reimbursement of the Bank’s breakage costs.

Security:
The Borrower shall grant to the Bank valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documents) liens and security interests in at least $20,000,000.00 of the Cash Value of Life Insurance for the COLI Term Facility.

The Borrower shall provide a negative pledge on all other assets.

Conditions Precedent to Closing:
Subject to the Certain Funds Provision of the Commitment Letter, the closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the following conditions precedent, in each case, in form and substance reasonably satisfactory to the Bank:

(a)   Loan Documentation. The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility, including, without limitation, loan agreements, security agreements and pledge agreements, satisfactory to the Bank (collectively, the “Loan Documents”).

(b)   Authorization and Governing Documents. The Bank shall have received evidence that the execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized. The Bank shall have received, to the extent requested by the Bank, the Borrower’s organizational documents. The Bank shall have received good standing certificates for the Borrower.

(c)   Collateral Documentation. The Bank shall have received evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all other’s rights and interests, except those the Bank consents to in writing.

(d)   Fees and Expenses. The Bank shall have received all fees and expenses (including the fees and expenses of counsel) owing pursuant to the Loan Documents and fee letters and commitment letters entered into in connection with the Loan Documents.

(e)   Existing Indebtedness. All existing indebtedness for borrowed money of the Borrower (other than indebtedness permitted by the Loan Documents) shall be repaid in full and all security interests related thereto shall be terminated.

(f)    Legal Opinions. The Bank shall have received satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel.

(g) Insurance. The Bank shall have received and be satisfied with evidence of insurance coverage as required by the Loan Documents and reasonably requested by the Bank.

(h)   Purchase Agreement. The Bank shall have received a copy of the signed Purchase Agreement, including all schedules and exhibits which are a part of the Purchase Agreement. The Purchase Agreement must be in substantially the same form as the 9/23/2015 draft provided to the Bank, with appropriate completions and changes but without any change that is materially adverse to the Bank.

(i) Accuracy of Representations. The Purchase Agreement Representations and the Specified Representations must be accurate as of the Closing Date.

(j)    No Litigation. No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Bank’s judgment (a) could reasonably be expected to have a material adverse effect on Borrowers’ business, assets, properties, liabilities, operations, condition or prospects, or could impair Borrowers’ ability to perform satisfactorily under the Senior Credit Facility; or (b) could reasonably be expected to materially and adversely affect the Senior Credit Facility, the Acquisition or the transactions contemplated thereby.

(k)   Financials. Receipt by Bank, in form and substance satisfactory to it, of (a) a pro forma balance sheet of Borrower dated as of the date of closing and giving effect to the Acquisition, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrower previously delivered to Bank, (b) financial projections of Borrower, giving effect to the Acquisition, evidencing Borrower’s ability to comply with the financial covenants set forth in the Loan Documents, and (c) interim financial statements for Borrower as of a date not more than 30 days prior to the Closing Date.

(l)    Solvency. After giving effect to the Acquisition and other transactions contemplated on the Closing Date, Borrower shall not be insolvent or become insolvent as a result thereof and Bank shall have received a certificate from Borrower that each Borrower satisfies the foregoing.

(m)  Acquisition. Consummation of the Acquisition on terms acceptable to Bank, including (i) satisfactory legal documentation, (ii) no changes to the Borrowers’ corporate, capital and ownership structures after giving effect to the Acquisition from those as disclosed to Bank prior to the date hereof unless approved by Bank, (iii) receipt by Borrower of all government (including any applicable exchange or securities commission), shareholder and third party consents, deemed necessary or appropriate by Bank, and (iv) delivery of such legal opinions in connection with the Acquisition as Bank deems appropriate, which shall be addressed to Bank (or expressly state that Bank may rely thereon).

(n)   No Material Adverse Change. No change, occurrence or development shall have occurred or become known to Bank of America since November 1, 2015 that has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries or of the Selling Company.

(o)  With respect to a subsidiary, if any, of the Borrower that is created in connection with the Acquisition, completion of KYC requirements, Patriot Act searches, OFAC/PEP searches and customary background checks for the subsidiary, the results of which are reasonably satisfactory to Bank.

Conditions Precedent to All Extensions of Credit After the Closing Date:
Usual and customary for transactions of this type, including, without limitation, the following: (a) all of the representations and warranties in the Loan Documents shall be true and correct, in each case, as of the date of such extension of credit and (b) no default or event of default under the Senior Credit Facility shall have occurred and be continuing, or would result from such extension of credit.

Representations and Warranties:
Usual and customary for transactions of this type, including, without limitation, representations and warranties related to the following: (a) formation; (b) authorization; (c) enforceable agreement; (d) good standing; (e) no conflicts; (f) financial information; (g) lawsuits; (h) collateral; (i) other obligations; (j) tax matters; (k) no event of default; (l) insurance; (m) ERISA Plans; (n) environmental compliance; and (o) regulatory compliance. Subject to the Certain Funds Provision of the Commitment Letter, all representations and warranties of Borrower must be made and be accurate as of the Closing Date.

Financial Information:	Usual and customary for transactions of this type, including, without limitation, the following, in each case, in form and content acceptable to the Bank:

(a)   Annual Financial Statements: Within 120 days of the fiscal year end, the annual financial statements of the Borrower certified and dated by an authorized officer. These financial statements must be audited with an opinion satisfactory to the Bank by a certified public accountant acceptable to the Bank. These financial statements shall be prepared on a consolidated basis.

(b)   Interim Financial Statements. Within 45 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrower certified and dated by an authorized officer. These financial statements shall be prepared on a consolidated basis.

(c)   Compliance Certificate. Within 120 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter, a compliance certificate of the Borrower signed by an authorized financial officer.

(d) Additional Information. Such additional information as requested by the Bank from time to time.

Covenants:	Usual and customary for transactions of this type, including, without limitation, the following:

General Covenants: Covenants related to the following: (a) use of proceeds; (b) financial information; (c) capital expenditures; (d) bank as principal depository; (e) limitation on other debts; (f) limitation on other liens; (g) maintenance of assets; (h) limitation on investments; (i) limitations on loans; (j) limitation on capital expenditures; (k) change of management, (l) change of ownership; (m) additional negative covenants; (n) notices to bank; (o) insurance; (p) compliance with laws; (q) ERISA plans; (r) books and records; (s) audits; (t) perfection of liens (if applicable); (u) cooperation; (v) flood and other insurance; (w) preservation of rights; and (x) maintenance and repair.

Financial Covenants (with financial definitions and levels to be agreed upon):

• Minimum Tangible Net Worth of $105,000,000.00 which is to increase annually by 40% of net income before taxes beginning with the FYE 2/1/16 financial statement.

• Maximum Funded to EBITDA of 2.50:1.00 from closing through eighteen months from Closing, then 2.25:1.00 from eighteen months until thirty months from Closing, and 2.00:1.0 thereafter.

• Minimum Fixed Charge Coverage Ratio of 1.25:1.00

Events of Default:
Usual and customary in transactions of this type, including, without limitation, defaults relating to the following: (a) failure to pay; (b) defaults under other Bank agreements; (c) cross-defaults to other indebtedness; (d) false information; (e) bankruptcy; (f) appointment of receiver; (g) lien priority; (h) lawsuits; (i) judgments; (j) material adverse change; (k) government action; (l) default under related documents; and (m) other breach under the Loan Documents.

Governing Law:	Commonwealth of Virginia.

Dispute Resolution/ Waiver of Jury Trial:	The Loan Documents will contain the Bank’s customary dispute resolution/waiver of jury trial (as applicable) and submission to jurisdiction provisions.

Pricing/Fees/ Expenses:	As set forth in Addendum I.

Other:	This Summary of Terms contains confidential and propriety information. The contents of this Summary of Terms may not be disclosed in whole or in part to any person without our prior written consent.

The Loan Documents will contain customary indemnity, set-off, cost and yield protection and tax provisions and other usual and customary provisions for transactions of this type.